Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2020, except for the effects of the reverse stock split described in Note 1, as to which the date is February 25, 2022, with respect to the consolidated financial statements of Oscar Health, Inc. for the year ended December 31, 2019 included in the Annual Report of Oscar Health, Inc. on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Hartford, Connecticut

August 12, 2022